U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     PIPKIN                        HELEN                  W.
--------------------------------------------------------------------------------
        (Last)                      (First)             (Middle)

     C/O 99 CENTS ONLY STORES
     4000 UNION PACIFIC AVENUE
--------------------------------------------------------------------------------
                                    (Street)

     LOS ANGELES                        CA               90023
--------------------------------------------------------------------------------
        (City)                       (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

          99 CENTS ONLY STORES (NYSE: "NDN")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

          APRIL 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          SENIOR VICE PRESIDENT OF WHOLESALE OPERATIONS
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                              3.             Disposed of (D)                 Securities     Form:      7.
                                              Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                2.            Code           -----------------------------   Owned at End   (D) or     Indirect
1.                              Transaction   (Instr. 8)                   (A)               of Month       Indirect   Beneficial
Title of Security               Date          ------------                  or               (Instr. 3      (I)        Ownership
(Instr. 3)                      (mm/dd/yy)    Code     V     Amount(1)     (D)    Price(1)   and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (ACQUISITION       4/23/02        M              2,800         A     $ 2.64
FROM OPTIONS EXERCISED)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (SALE OF STOCK     4/24/02        S              2,800         D      29.49
RECEIVED UPON OPTION OF
EXERCISE)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (ACQUISITION       4/23/02        M              9,800         A      11.33
FROM OPTIONS EXERCISED)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (SALE OF STOCK     4/24/02        S              9,800         D      29.49
RECEIVED UPON OPTION OF
EXERCISE)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (ACQUISITION       4/23/02        M             10,667         A      17.63
FROM OPTIONS EXERCISED)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (SALE OF STOCK     4/24/02        S             10,667         D      29.49
RECEIVED UPON OPTION OF
EXERCISE)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (ACQUISITION       4/23/02        M             10,000         A      17.00
FROM OPTIONS EXERCISED)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (SALE OF STOCK     4/24/02        S             10,000         D      29.49           0
RECEIVED UPON OPTION OF
EXERCISE)
====================================================================================================================================

                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form of
                2.                                                                                         Deriv-    Deriv-
                Conver-                     5.                                7.                           ative     ative    11.
                sion                        Number of                         Title and Amount             Secur-    Secur-   Nature
                or                          Derivative     6.                 of Underlying        8.      ities     ities    of
                Exer-             4.        Securities     Date               Securities           Price   Bene-     Benefi-  In-
                cise     3.       Trans-    Acquired (A)   Exercisable and    (Instr. 3 and 4)     of      ficially  cially   direct
                Price    Trans-   action    or Disposed    Expiration Date    ----------------     Deriv-  Owned     Owned    Bene-
1.              of       action   Code      of (D)         (Month/Day/Year)            Amount      ative   at End    at End   ficial
Title of        Deriv-   Date     (Instr.   (Instr. 3,     ------------------          or          Secur-  of        of       Owner-
Derivative      ative    (Month/  8)        4 and 5)(1)    Date      Expira-           Number      ity     Month     Month    ship
Security        Secur-   Day/     ------    ------------   Exer-     tion              of Shares   (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)      ity (1)  Year)    Code V    (A)     (D)    cisable   Date     Title      (1)         5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK    $27.35   5/6/01    A        16,000          (3)      5/6/11   COMMON    16,000
OPTION GRANT                                                                  STOCK
(2)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK      2.64   4/23/02   M                 2,800  (4)      5/1/06   COMMON     2,800
OPTION                                                                        STOCK
EXERCISED
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK     11.33   4/23/02   M                 9,800  (5)      5/12/08  COMMON     9,800
OPTION                                                                        STOCK
EXERCISED
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK     17.63   4/23/02   M                10,667  (6)      5/9/09   COMMON    10,667
OPTION                                                                        STOCK
EXERCISED
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK     17.00   4/23/02   M                10,000  (7)      5/4/10   COMMON    10,000
OPTION                                                                        STOCK
EXERCISED
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           75,790     D
====================================================================================================================================

Explanation of Responses:

(1) All share numbers and prices are adjusted to reflect the Registrant's four-for-three stock dividend issued on April 3, 2002.
(2) This line item is reported to correct information previously filed in a Form 4 filed September 10, 2001. The previous report stated that 13,500 shares were underlying the common stock option acquired. The actual number of shares underlying the common stock option acquired was 12,000. As adjusted to reflect the stock split described in footnote 1, the total number of shares of common stock underlying the options granted in this line item is 16,000.
(3)  Options vest in three equal annual installments beginning May 6, 2002.
(4) Options granted on May 1, 1996, vested in three equal annual installments beginning on May 1, 1997.
(5) Options granted on May 12, 1998, vested in three equal annual installments beginning on May 12, 1999.
(6) Options granted on May 9, 1999, vested in three equal annual installments beginning on May 9, 2000.
(7) Options granted on May 4, 2000, vested in three equal annual installments beginning on May 4, 2001.



     /S/ HELEN W. PIPKIN                                      MAY 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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